EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Names Jim O'Donnell Chief Executive Officer, and
Roger Markfield Vice-Chairman/President of the American Eagle Division

Warrendale, PA, November 4, 2003 - American Eagle Outfitters, Inc. (NASDAQ:AEOS) today named Jim O'Donnell Chief Executive Officer, and Roger Markfield Vice-Chairman/President of the American Eagle Division. Previously, Messrs. O'Donnell and Markfield served as Co-CEOs, positions they held since December, 2001.

As Vice Chairman/President of the AE Brand, Mr. Markfield will be responsible for merchandising, design, production, and marketing. Executive Vice President, Susan Miller, is appointed Chief Merchandising Officer of the AE Brand. Susan will lead the day-to-day merchandising efforts, and report to Mr. Markfield.

Jay Schottenstein, Chairman of American Eagle Outfitters, Inc., commented on the announcement, "We are strengthening our organization and redirecting our best talent to the appropriate business functions, as we strive to turn around the American Eagle business. I'm pleased to have Roger sharply focused on setting the strategic direction of the merchandising and marketing initiatives of the American Eagle brand, where his talent and accomplishments are proven. Jim O'Donnell has demonstrated strong leadership and solid operating disciplines. I am confident that, as CEO, Jim will effectively lead a strategic turnaround and position American Eagle for sustained future growth."

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 15-25 year olds, providing high-quality merchandise at affordable prices. AE'scollection includes modern basics like jeans, surplus, and graphic Ts as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 734 AE stores in 49 states and the District of Columbia, 63 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the future growth and success of our business. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on a number of factors some of which are beyond the Company's control. Such factors include, but are not limited to, the Company's ability to successfully grow and improve the profitability of our business and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857